                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               AHL SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       [LETTERHEAD OF AHL SERVICES, INC.]

                                 March 31, 1998

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of AHL Services, Inc. to be held on May 14, 1998 at the Swissotel, 3391 Peachtree Road, N.E., Atlanta, Georgia 30326. The meeting will begin promptly at 9:00 a.m., local time, and we hope that it will be possible for you to attend.

     The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement provided herewith.

     Please date, sign, and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

     On behalf of your Board of Directors, thank you for your continued support and interest in AHL Services, Inc.
                                           Sincerely,

                                           Frank A. Argenbright, Jr.
                                           Chairman of the Board and
                                           Co-Chief Executive Officer

                                   [AHL LOGO]

                               AHL SERVICES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 14, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of AHL Services, Inc. will be held at the Swissotel, 3391 Peachtree Road, N.E., Atlanta, Georgia 30326, on May 14, 1998 at 9:00 a.m., local time, for the following purposes:

          (i) To elect two directors to serve until the 2001 Annual Meeting of Shareholders;

          (ii) To consider and act upon a proposal to amend the 1997 Stock Incentive Plan (the "Plan") to (a) increase the number of shares authorized to be issued pursuant to the Plan from 385,000 to 3,500,000 and (b) increase the maximum number of options that can be granted to any individual in a calendar year from 100,000 to 250,000;

          (iii) To ratify the appointment of Arthur Andersen LLP as independent auditors; and

          (iv) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the holders of record of Common Stock of the Company at the close of business on March 20, 1998 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof. A list of shareholders as of the close of business on March 20, 1998, will be available at the Annual Meeting of Shareholders for examination by any shareholder, his or her agent, or his or her attorney.

     Your attention is directed to the Proxy Statement provided with this Notice.

                                          By Order of the Board of Directors,

                                          David L. Gamsey
                                          Chief Financial Officer
                                          and Secretary

Atlanta, Georgia
March 31, 1998

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                               AHL SERVICES, INC.
                           3353 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1998

     The 1998 Annual Meeting of Shareholders (the "Annual Meeting") of AHL Services, Inc. (the "Company") will be held on May 14, 1998, for the purposes set forth in the Notice of Annual Meeting of Shareholders attached hereto. The enclosed form of proxy is solicited by the Board of Directors of the Company (the "Board" or "Board of Directors") and the cost of the solicitation will be borne by the Company. When the proxy is properly executed and returned, the shares of Common Stock of the Company it represents will be voted as directed at the Annual Meeting or any adjournment thereof or, if no direction is indicated, such shares of Common Stock will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revokable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting.

     Only holders of Common Stock of record as of the close of business on March 20, 1998 (the "record date") will be entitled to vote at the Annual Meeting. As of that date, the Company had outstanding 13,605,000 shares of Common Stock. Shareholders of record as of the close of business on March 20, 1998 are entitled to one vote for each share of Common Stock held. No cumulative voting rights are authorized and dissenters' rights for shareholders are not applicable to the matters being proposed. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to holders of Common Stock of the Company on or about April 3, 1998.

     The presence in person or by proxy of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote is required to elect directors. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter. Shares of Common Stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration, including the election of directors. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.

                             ELECTION OF DIRECTORS

     Under the Articles of Incorporation and Bylaws of the Company, the Board of Directors shall determine the number of directors on the Board. The Bylaws divide the Board into three classes with the directors in each class serving a term of three years. There are two directors, Edwin R. Mellett and Hamish Leslie Melville, whose term expires at the Annual Meeting. Mr. Mellett and Mr. Melville have been nominated to stand for reelection as directors at the Annual Meeting to serve until the 2001 annual shareholders' meeting. In addition to Mr. Mellett and Mr. Melville, there are two other directors continuing to serve on the Board, whose terms expire in 1999 and 2000.

     Except as otherwise provided herein, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The Board has no reason to believe that the nominee for the office of director will be unavailable for election as a director. However, if at the time of the Annual Meeting any nominee should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by the Board to elect a substitute nominee recommended by the Board. In no event, however, can a proxy be voted to elect more than two directors.

     The following list sets forth the incumbent directors and the name of the nominees for reelection to the Board to serve until the Annual Meeting of Shareholders in 2001, or until their successors are duly elected and qualified. Such list also contains, as to the nominees and incumbent directors, certain biographical information, a brief description of principal occupation and business experience during the past five years, directorships of companies (other than the Company) presently held, and certain other information, which information has been furnished by the respective individuals.

NOMINEES FOR ELECTION -- TERM EXPIRING 1998

     Edwin R. Mellett has been Vice Chairman and Co-Chief Executive Officer of the Company since December 1994 and served on the Company's Advisory Board during 1994. From 1993 to 1994, he was a consultant and private investor. From 1984 to 1992, Mr. Mellett was Senior Vice President of The Coca-Cola Company, serving also as President of Coca-Cola Northern Europe from 1990 to 1992 and President of Coca-Cola USA from 1986 to 1988. From 1972 to 1984, Mr. Mellett was President of the Food Services Division of PepsiCo. Mr. Mellett is 59 years old.

     Hamish Leslie Melville has been a director of the Company since consummation of its initial public offering in March 1997. Mr. Melville has been Chairman of Scottish Woodlands Limited since 1992. He was Chairman of Dunedin Fund Managers Limited from 1992 to 1995, Chairman and Chief Executive Officer of Capel Cure Myers Capital Management from 1988 to 1991 and Founder and Chief Executive of Enskilda Securities from 1982 to 1987. Mr. Melville is a director of Fleming Mercantile Investment Trust PLC, Mithras Investment Trust PLC, Old Mutual South Africa Trust plc, Persimmon plc, and the Scottish Investment Trust PLC. He is also Chairman of the National Trust for Scotland. Mr. Melville is 53 years old.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EDWIN R. MELLETT AND HAMISH LESLIE MELVILLE TO HOLD OFFICE UNTIL THE ANNUAL MEETING OF SHAREHOLDERS IN 2001 OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

INCUMBENT DIRECTOR -- TERM EXPIRING 1999

     Robert F. McCullough has been a director of the Company since consummation of its initial public offering in March 1997. Mr. McCullough has been Chief Financial Officer and a member of the Board of Directors of AMVESCO PLC (formerly INVESCO PLC) since April 1996. He was a partner for Arthur Andersen LLP from 1974 until April 1996. Mr. McCullough is 55 years old.

INCUMBENT DIRECTOR -- TERM EXPIRING 2000

     Frank A. Argenbright, Jr. founded the Company in 1979 and has been its Chairman and Chief Executive Officer since that time. Mr. Argenbright graduated from the Owner/President Management Program at Harvard Business School in 1991. Mr. Argenbright is 50 years old.

MEETINGS OF THE BOARD OF DIRECTORS

     During 1997, the Board held three regular meetings. All of the directors attended at least 75% of all Board and committee meetings in 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has established an Audit Committee (the "Audit Committee") that consists of Messrs. McCullough and Melville. Mr. McCullough is chairman of the Audit Committee. The Audit Committee is responsible for (a) recommending to the Board the firm to be employed as independent auditors of the Company, (b) meeting with the Company's independent auditors at least annually to (i) review with the independent auditor the Company's financial statements and internal accounting controls and (ii) to review the plans and results of the audit engagement, (c) approving the professional services provided by the independent auditor, (d) reviewing the independence of the independent auditor, (e) considering the range of audit and non-audit fees and (f) reviewing the adequacy of the Company's internal accounting controls. During 1997, the Audit Committee held two meetings.

     Compensation Committee. The Board of Directors has established a Compensation Committee (the "Compensation Committee") that consists of Messrs. McCullough and Melville. Mr. Melville is chairman of the Compensation Committee. The Compensation Committee is responsible for, among other things, (a) reviewing, approving, recommending and reporting to the Co-Chief Executive Officers and the Board of Directors matters regarding the compensation of the Company's Co-Chief Executive Officers and other key executives and compensation levels or plans affecting the compensation of the Company's other employees and
(b) administering the Company's 1997 Stock Incentive Plan. During 1997, the Compensation Committee held two meetings.

     The Company does not have a nominating committee.

COMPENSATION OF DIRECTORS

     Prior to the Company's initial public offering, directors did not receive compensation for their service as directors. Since consummation of the initial public offering in March 1997, the Company has paid its independent directors $10,000 annually plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. In addition, directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. The Company has granted to each independent director options to purchase (i) 5,000 shares of Common Stock at an exercise price of $10.00 per share and (ii) 5,000 shares of Common Stock at an exercise price of $17.875 per share (subject to shareholder approval of the amendments to the 1997 Stock Incentive Plan described herein).

          APPROVAL OF THE AMENDMENTS TO THE 1997 STOCK INCENTIVE PLAN

     The Company maintains the 1997 Stock Incentive Plan (the "Plan"), which was approved previously by the Board of Directors and the Company's shareholders. The primary purpose of the Plan is to attract, retain and motivate selected employees and directors of the Company. The Board of Directors has approved and recommends that the shareholders approve an amendment to the Plan to increase the number of shares of Common Stock which may be issued under the Plan from 385,000 shares to 3,500,000 shares of Common Stock. The Board also has approved and recommends that the shareholders approve an amendment to the Plan to increase the maximum number of shares subject to options that may be granted in any calendar year from 100,000 shares to 250,000 shares. All other provisions of the Plan will remain unchanged.

     In October 1997, the Company granted 442,500 stock options to various executive officers, directors, senior managers and employees of the Company, contingent upon shareholder approval of the amendments to the Plan. If the amendments to the Plan are approved by the shareholders, 2,686,000 shares of Common Stock would remain available for the grant of future options under the Plan. The following table sets forth the October 1997 grants to (i) executive officers of the Company, (ii) the executive officers as a group, (iii) the non-executive director group and (iv) the non-executive officer employee group.

                               NEW PLAN BENEFITS

                           1997 STOCK INCENTIVE PLAN

NAME AND POSITION                                             NUMBER OF OPTIONS
-----------------                                             -----------------
Frank A. Argenbright, Jr. ..................................       150,000
  Chairman and Co-Chief
  Executive Officer
Edwin R. Mellett............................................       150,000
  Vice-Chairman and
  Co-Chief Executive Officer
Thomas J. Marano............................................        50,000
  President and Chief
  Operating Officer -- Argenbright
  Holdings Limited
David L. Gamsey.............................................        50,000
  Chief Financial Officer
Ernest Patterson............................................            --
  Chief Executive -- The ADI Group
  Limited
A. Trevor Warburton.........................................            --
  Managing Director -- The ADI Group
  Limited
                                                                   -------
          Total Executive Officers Group....................       400,000
                                                                   -------
Non-Executive Director Group................................        10,000
Non-Executive Officer Employee Group........................        32,500
                                                                   -------
          Total.............................................       442,500
                                                                   =======

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENTS TO THE PLAN.

     The material features of the Plan, assuming approval of the amendments, are outlined below.

ADMINISTRATION

     This Plan is administered by the Compensation Committee. The Compensation Committee acting in its absolute discretion may exercise such powers and take such action as expressly called for under the Plan and, further, the Compensation Committee has the power to interpret the Plan and to take such other action in the administration and operation of the Plan as the Compensation Committee deems equitable under the circumstances, and not contrary to the terms of the Plan, which action is binding on the Company, on each affected option holder and on each other person directly or indirectly affected by such action. The Compensation Committee establishes the exercise period for each option grant, which period may not exceed five years for ISOs (as hereinafter defined) or ten years for Non-ISOs.

TERMINATION AND AMENDMENT

     The Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate. Shareholder approval is required for an amendment (a) to increase the number of shares reserved for issuance under the Plan, or (b) to change the class of employees eligible to receive options under the Plan. The Board also may suspend the granting of options under the Plan at any time and may terminate the Plan at any time. However, the Board may not unilaterally modify, amend or cancel any option granted before such suspension or termination unless (i) the option holder consents in writing to such modification, amendment or cancellation, or (ii) there is a dissolution, liquidation, sale, merger, consolidation or reorganization of the Company.

ELIGIBILITY

     The Board, or at the Board's discretion, the Compensation Committee, acting in its absolute discretion has the right to grant options to key employees under the Plan from time to time to purchase shares of Common Stock and has the right to grant new options in exchange for the cancellation of outstanding options which have a higher or lower exercise price. However, no option or options, individually or collectively, may be granted in any calendar year to any key employee for more than 250,000 shares of Common Stock. If the Board, or at the Board's discretion, the Compensation Committee, grants an incentive stock option ("ISO") and a non-incentive stock option ("Non-ISO") to a key employee on the same date, the right of the key employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO. At March 31, 1998, 36 individuals held options granted under the Plan.

     The Board, or at the Board's discretion, the Compensation Committee, acting in its absolute discretion has the right to grant Non-ISOs to directors under the Plan from time to time to purchase shares of Common Stock and, further, has the right to grant new Non-ISOs in exchange for the cancellation of outstanding Non-ISOs which have a higher or lower exercise price.

STOCK SUBJECT TO THE PLAN

     As of March 31, 1998, 814,000 shares of Common Stock were reserved for issuance upon exercise of options previously granted under the Plan and 2,686,000 shares remained available for the grant of future options under the Plan. If any shares of stock subject to an option granted under the Plan remain unissued after the cancellation, expiration or exchange of such option for another option, such shares shall again become available for issuance under the Plan. The stock subject to the Plan may be unissued shares of Common Stock or treasury shares, or both.

TERMS

     The exercise price for each share of Common Stock subject to an ISO shall be no less than the fair market value of a share of Common Stock on the date the ISO is granted or, if the ISO is granted to a key employee who is a ten percent shareholder of Common Stock, the exercise price for each share of Common Stock subject to such ISO shall be no less than one hundred ten percent (110%) of the fair market value of a share of Common Stock on the date the ISO is granted. In addition, the exercise price for a Non-ISO shall be no less than the fair market value of a share of Common Stock on the date the Non-ISO is granted. The exercise price shall be payable in full and in cash upon the exercise of any option.

     An option granted under the Plan shall not be transferable by a key employee or director other than by will or by the laws of descent and distribution, and any such option shall be exercisable during the lifetime of a key employee or director only by such key employee or director. The person or persons to whom an option is transferred by will or by the laws of descent and distribution thereafter shall be treated as the key employee or director under the Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Non-ISOs. An individual receiving a Non-ISO under the Plan does not recognize taxable income on the date of grant of the option, assuming (as is usually the case with plans of this type) that the option does not have a readily ascertainable fair market value at the time it is granted. However, the individual must generally recognize ordinary income at the time of exercise of the Non-ISO in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. The amount of ordinary income recognized by an individual is tax deductible by the Company in the year that the income is recognized by the individual. Upon subsequent disposition, any further gain or loss is taxable either as a short-term or long-term capital gain or loss, depending upon the length of time that the shares of Common Stock are held by the individual.

     ISOs. An individual who is granted an ISO under the Plan does not recognize taxable income either on the date of grant or on the date of its timely exercise. However, the excess of the fair market value of the Common Stock received upon the exercise of the ISO over the option exercise price is includable in the optionee's alternative minimum taxable income and may be subject to the alternative minimum tax ("AMT"). For AMT purposes only, the basis of the Common Stock acquired by the exercise of an ISO is increased by the amount of such excess.

     Upon the disposition of the Common Stock acquired upon exercise of an ISO, long-term capital gain or loss will be recognized by the individual in an amount equal to the difference between the sales price and the option exercise price (except that for AMT purposes, the gain or loss would be the difference between the sales price and the individual's basis increased as described in the preceding paragraph), provided that the individual has not disposed of the Common Stock within two years after the date of grant or within one year from the date of exercise. If the individual disposes of the Common Stock without satisfying both holding period requirements (a "Disqualifying Disposition"), the individual will generally recognize ordinary income at the time of such Disqualifying Disposition to the extent of the lesser of (a) the difference between the exercise price and the fair market value of the Common Stock on the date the ISO is exercised or (b) the difference between the exercise price and the amount realized on such Disqualifying Disposition. Any remaining gain or any net loss is treated as a short-term or long-term capital gain or loss, depending upon the length of time that the Common Stock is held. Unlike the case in which a Non-ISO is exercised, the Company is not entitled to a tax deduction upon either the timely exercise of an ISO or upon disposition by the individual of the Common Stock acquired pursuant to such exercise, except to the extent that the individual recognizes ordinary income in a Disqualifying Disposition.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has audited the accounts of the Company and its subsidiaries for fiscal year 1997 and has been appointed by the Board of Directors to continue in that capacity for the Company's fiscal year ending December 31, 1998, subject to ratification by the shareholders at the Annual Meeting. Should this firm be unable to perform the requested services for any reason or not be ratified by the shareholders, the Board will appoint other independent auditors to serve for the remainder of the year. A representative of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                      COMMON STOCK OWNERSHIP BY MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of shares of Common Stock as of March 31, 1998 for (i) directors of the Company, (ii) the Co-Chief Executive Officers and each of the three most highly compensated executive officers of the Company (collectively the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person who is a shareholder of the Company holding more than a 5% interest in the Company. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and disposition power. The number of shares of Common Stock represents (a) the number of shares of Common Stock the person beneficially owns plus (b) the number of shares of Common Stock issuable upon exercise of currently outstanding vested options.

                                                                NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)   PERCENT OF CLASS
------------------------------------                          ---------------------   ----------------
DIRECTORS AND EXECUTIVE OFFICERS:
Frank A. Argenbright, Jr.(2)................................        8,005,000               58.8%
Edwin R. Mellett(3).........................................          218,750                1.6
Thomas J. Marano(3).........................................          110,000                  *
David L. Gamsey(3)..........................................           44,000                  *
Ernest Patterson............................................               --                 --
A. Trevor Warburton.........................................               --                 --
Robert F. McCullough(4).....................................            2,250                  *
Hamish Leslie Melville(4)...................................           15,975                  *
All executive officers &
  directors as a group (8 persons)(5).......................        8,395,975               60.1
OTHER FIVE PERCENT SHAREHOLDERS:
Caledonia Investments (Bermuda) Limited(6)..................        1,102,000                8.1
HLM Management Co., Inc.(7).................................          570,300                4.2

---------------

  * Less than 1.0%.
(1) Based on an aggregate of 13,605,000 shares of Common Stock issued and outstanding as of March 31, 1998. Includes shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days. Each person named above has sole voting and dispositive power with respect to all shares listed opposite such person's name, except as otherwise noted.
(2) Includes (a) 668,660 shares beneficially owned by Argenbright Partners, L.P., of which a limited liability company managed by Mr. Argenbright and his spouse is the general partner and (b) 2,500 shares owned by Mr. Argenbright's spouse. Mr. Argenbright's address is c/o AHL Services, Inc., Atlanta Financial Center, 3353 Peachtree Road, NE, Suite 1120, North Tower, Atlanta, Georgia 30326.
(3) Represents shares of Common Stock issuable pursuant to exercisable options.
(4) Includes 1,250 shares issuable pursuant to exercisable options.
(5) Includes 375,250 shares issuable pursuant to exercisable options.
(6) Represents shares of Common Stock beneficially owned by Caledonia Investments (Bermuda) Limited, an investment holding company ("Caledonia"). This information is included in reliance upon a Schedule 13D filed by Caledonia on November 7, 1997. Caledonia's address is c/o Caledonia Investments plc, Cayzer House, 1 Thomas More Street, London E1 9AR.
(7) Represents shares of Common Stock beneficially owned by HLM Management Co., Inc., an investment adviser ("HLM"). This information is included in reliance upon a Schedule 13G filed by HLM on February 13, 1998. HLM's address is 222 Berkeley Street, Boston, Massachusetts 01246.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning the compensation paid to the Company's Named Executive Officers whose salary and bonus compensation for the year ended December 31, 1997 exceeded $100,000.

                                                                              LONG-TERM
                                                ANNUAL                       COMPENSATION
                                             COMPENSATION                       AWARDS
                             ---------------------------------------------   ------------
                                                                OTHER         SECURITIES
                                                               ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------  ----   ---------   --------   ---------------   ------------   ---------------
Frank A. Argenbright,
  Jr. .....................  1997   $354,615    $      0      $     --         150,000(1)       $ 6,500(3)
  Chairman and Co-Chief      1996    600,000           0       200,388(2)                        12,000(3)
  Executive Officer
Edwin R. Mellett...........  1997    217,307     200,000            --         157,500(1)            --
  Vice-Chairman and          1996    160,577     100,000            --         322,500               --
  Co-Chief Executive
     Officer
Thomas J. Marano...........  1997    273,077     165,000            --          56,250(1)            --
  President and Chief        1996    250,000     125,000            --         268,750               --
  Operating Officer --
  Argenbright Holdings
     Limited
David L. Gamsey............  1997    169,038     100,000            --          52,500(1)            --
  Chief Financial Officer    1996    153,173      65,000            --         107,500               --
Ernest Patterson(5)........  1997    162,900      82,000            --         150,000               --
  Chief Executive --         1996         --          --            --              --               --
  The ADI Group Limited
A. Trevor Warburton........  1997    147,500      59,000            --          30,000           29,178(4)
  Managing Director --       1996    144,000      45,000            --              --           27,176(4)
  The ADI Group Limited

---------------

(1) Subject to shareholder approval of the amendments to the Plan.
(2) Includes approximately $55,000 relating to club dues and initiation fees. Effective January 1, 1997, other annual compensation was significantly reduced as the Company revised its expense reimbursement policies.
(3) Represents life insurance premiums paid by the Company.
(4) Represents medical and life insurance payments and contributions to Mr. Warburton's pension plan.
(5) Joined the Company in June 1997.

OPTION GRANTS TABLE

     The following table sets forth information regarding option grants during fiscal 1997 to each of the Named Executive Officers:

                                     GRANTS

                                                 INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                 --------------------------------------------------      VALUE OF ASSUMED
                                 NUMBER OF     PERCENT OF                              ANNUAL RATE OF STOCK
                                 SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION
                                 UNDERLYING    GRANTED TO     EXERCISE                    FOR OPTION TERM
                                  OPTIONS     EMPLOYEES IN    PRICE PER  EXPIRATION   -----------------------
                                  GRANTED      FISCAL 1997      SHARE       DATE          5%          10%
                                 ----------   -------------   ---------  ----------   ----------   ----------
Frank A. Argenbright, Jr.......   150,000(1)      17.6%        $17.875    10/31/07    $1,686,210   $4,273,215
Edwin R. Mellett...............     7,500          0.9          10.00     02/28/07        47,167      115,531
                                  150,000(1)      17.6          17.875    10/31/07     1,686,210    4,273,215
Thomas J. Marano...............     6,250          0.7          10.00     02/28/07        39,306       99,609
                                   50,000(1)       5.9          17.875    10/31/07       562,070    1,424,405
David L. Gamsey................     2,500          0.3          10.00     02/28/07        15,722       39,844
                                   50,000(1)       5.9          17.875    10/31/07       562,070    1,424,405
Ernest Patterson...............   150,000         17.6          15.00     06/23/07     1,415,003    3,585,920
A. Trevor Warburton............    30,000          3.5          10.00     03/27/07       188,667      478,122

---------------

(1) Subject to shareholder approval of the amendments to the Plan.

FISCAL YEAR-END OPTION VALUE

     The following table sets forth certain information with respect to the value of unexercised in-the-money options held by the Named Executive Officers of the Company at December 31, 1997. No options were exercised by the Named Executive Officers of the Company during 1997.

                                                     SECURITIES UNDERLYING               VALUE OF
                                                           NUMBER OF                    UNEXERCISED
                                                          UNEXERCISED                  IN-THE-MONEY
                                                            OPTIONS                       OPTIONS
                                                        AT FY-END(#)(1)               AT FY-END($)(2)
                                                  ---------------------------   ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------   -----------   -------------
Frank A. Argenbright, Jr. ......................         --        150,000      $       --     $1,012,500
Edwin R. Mellett................................    218,000        262,000       3,764,450      2,650,500
Thomas J. Marano................................    110,000        215,000       1,608,750      2,725,625
David L. Gamsey.................................     44,000        116,000         643,500      1,277,750
Ernest Patterson................................         --        150,000              --      1,443,750
A. Trevor Warburton.............................         --         30,000              --        438,750

---------------

(1) Assumes shareholder approval of the amendments to the Plan.
(2) Based on a closing price of $24.625 per share of Common Stock on December 31, 1997.

NONCOMPETITION AND EMPLOYMENT CONTRACTS

     The Company has entered into employment agreements with Messrs. Mellett, Marano and Gamsey. The agreement with Mr. Mellett expires on December 1, 2000, and the agreements with Messrs. Marano and Gamsey expire on December 1, 2002 (the "Expiration Date"). Each agreement also may be terminated by the Company with or without cause or upon the employee's death or inability to perform his duties on account of a disability for a period of three months during any consecutive twelve-month period or by the employee. If any agreement is terminated by the Company prior to the Expiration Date, except for cause or upon the employee's death or disability, the Company must continue to pay the employee's base salary and bonus for one year (six months with respect to Mr. Gamsey) from the date of termination. The agreements provide for annual base salaries of $350,000, $300,000 and $200,000 for Messrs. Mellett, Marano and Gamsey, respectively, and for annual bonuses dependent upon the Company's financial performance and achievement of personal objectives established for each employee by the Board of Directors.

     The Company also has an employment agreement with Mr. Patterson. The agreement is indefinite in length but provides that in the event Mr. Patterson is terminated without cause, he will be entitled to receive 12 months' salary. The agreement provides for an annual base salary of approximately $300,000 and for an annual bonus of up to 50% of base salary, based upon the Company's financial performance and achievement of personal objectives established for Mr. Patterson by the Board of Directors. The agreement also grants Mr. Patterson options to purchase 150,000 shares of Common Stock, exercisable 25% per year over four years, at an exercise price of $15.00 per share. As a condition to employment, Mr. Patterson also agreed to one year noncompetition and nonsolicitation provisions.

     The Company also has an employment agreement with Mr. Warburton. The agreement is indefinite in length but may be terminated (a) immediately by the Company for cause, (b) by the Company on December 31 of any year with or without cause provided that the Company gives at least twelve months prior written notice, (c) automatically upon Mr. Warburton's sixtieth birthday or (d) by Mr. Warburton at any time provided that he gives at least six months prior written notice. The agreement provides for an annual base salary of $144,000 and for annual bonus dependent upon the Company's financial performance and achievement of personal objectives established for Mr. Warburton by the Board of Directors. The agreement also contains one year noncompetition and nonsolicitation provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consisting of Messrs. McCullough and Melville, both independent directors, was formed on March 27, 1997. Neither Mr. McCullough nor Mr. Melville has engaged in related party transactions with the Company.

                              CERTAIN TRANSACTIONS

     On February 1, 1997, pursuant to the Reorganization, Mr. Argenbright contributed all of the outstanding shares of common stock of Argenbright Holdings Limited ("Argenbright") and The ADI Group Limited ("ADI") to the Company in exchange for 8,352,430 shares of Common Stock of the Company and $5,000 in cash.

     In March 1989, the Company borrowed $650,000 from Mr. Argenbright as evidenced by a subordinated promissory note due January 12, 1999 at an interest rate of 12% per annum. The Company used the proceeds of the loan for general working capital purposes. The outstanding balance was approximately $528,000 at December 31, 1996. The Company paid interest of $78,000 and $75,000 for the years ended December 31, 1995 and 1996, respectively. On February 1, 1997, Mr. Argenbright contributed this note to the Company as part of the Reorganization, along with certain Company-occupied offices and facilities in Atlanta, Orlando and Memphis and other assets. These properties were transferred at their carrying values (which were less than their appraised values). In connection with this transaction, the Company assumed the associated mortgage debt of approximately $2.5 million, which was less than the appraised value. The Company was a guarantor of certain of these mortgages.

     Through the end of December 1996, the Company periodically made loans to unrelated businesses which were solely owned by Mr. Argenbright in the aggregate principal amount of $438,000. In addition, Mr. Argenbright periodically borrowed money from the Company which aggregated approximately $449,000. These loans, which did not bear interest, were unsecured and repayable on demand. Mr. Argenbright repaid all of such indebtedness in May 1997.

     The Company has adopted a policy, effective upon the consummation of the initial public offering in March 1997, prohibiting loans (other than travel advances in the ordinary course of business) to its executive officers, directors and principal shareholders unless such loans first are approved by the Compensation Committee, which must determine that such loans are in the best interests of the Company. Any loans made will bear interest at a rate and be on such terms as determined by the Compensation Committee to be fair to the Company.

     During 1997, the Company purchased uniforms for approximately $1.8 million from ASAP Uniform Company, Inc., a company that is 20% owned by AHL, and purchased access control services for approximately $1.2 million from Premium Services Management, Inc., a company that is 49% owned by AHL.

     Any future transactions between the Company and its officers, directors or principal shareholders will be approved by a majority of the disinterested members of the Board of Directors.

                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of is responsible for ensuring that a proper system of short and long-term compensation is in place to provide performance-oriented incentives to management. Its report on compensation is as follows:

     Each executive officer's compensation is determined annually by the Compensation Committee. Senior management makes recommendations to the Compensation Committee regarding each executive officer's compensation (except the Co-Chief Executive Officers' compensation), including recommendations for base salary for the succeeding year and discretionary cash bonuses and stock incentive awards.

     The Company's compensation philosophy is based on a pay for performance approach. The compensation program seeks to reward individual action that contributes to operating unit performance and Company performance. The Company's goal is to be competitive with the marketplace on a total compensation basis, including base salary and annual and long-term incentives:

     - Base Salary. Each executive officer's base salary is based upon the competitive market for the executive officer's services, including the executive's specific responsibilities, experience and overall performance. In keeping with the Company's pay for performance approach, it is the objective of the Company to set the base salary at the market base salary level of the Company's peers in its industry. Base salaries are adjusted annually. Changes in responsibilities are also taken into account in the review process.

     - Annual Incentive Compensation. The Company awards discretionary year-end bonuses. These bonuses reflect the contribution of the individual as well as the performance of the operating unit and the Company as a whole. Ranges of potential bonuses and performance measures are established annually for each position.

      The performance measures applicable to a particular position vary according to the functions of the position. Performance measures considered by the Compensation Committee include obtaining certain profitability and revenue goals as well as each individual meeting personal objectives relative to operational enhancements.

     - Long-Term Incentive Compensation. The Company uses long-term incentive compensation to compensate for achievement of performance measures which extend beyond one year, while at the same time aligning management's interests with that of the shareholders. The Compensation Committee believes that stock-based awards are most appropriate for long-term incentive compensation. In 1997, the Company adopted the 1997 Stock Incentive Plan. Under this Plan, stock options may be granted by the Compensation Committee. In October 1997, the Compensation Committee granted stock options to all of the Company's executive officers, contingent upon approval by shareholders of an increase in the number of shares available for issuance under the Plan.

     Frank A. Argenbright, Jr. has been the Chairman and Chief Executive Officer of the Company since its founding in 1979 and Co-Chief Executive Officer since December 1994 and beneficially owns approximately 58.8% of the Company's common stock. Mr. Edwin R. Mellett has been Vice Chairman and Co-Chief Executive Officer since December 1994. The Compensation Committee believes that Messrs. Argenbright and Mellett are responsible for much of the Company's success. Mr. Argenbright and Mellett have hired and developed an outstanding management group and have furnished leadership in all areas of the Company's business.

     Because he is the majority shareholder of the Company, Mr. Argenbright did not receive an annual cash bonus in fiscal years 1997 and 1996. In determining Mr. Mellett's bonus levels for 1997, the Compensation Committee considered his significant role in the Company's 1997 accomplishments, including the performance measures referred to above.

                                          COMPENSATION COMMITTEE

                                          Hamish Leslie Melville, Chairman
                                          Robert F. McCullough

March 31, 1998

     THE FOREGOING REPORT SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (TOGETHER, THE "ACTS"), EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                         STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to The Nasdaq Stock Market and the index of Nasdaq Non-Financial Stocks. The stock price performance graph assumes an investment of $100 in the Company on March 27, 1997 and an investment of $100 in the two indexes on March 31, 1997 and further assumes the reinvestment of all dividends. The difference in the initial start date is due to the fact that the Company's Common Stock did not start trading publicly until March 27, 1997. The Company believes that the net effect of this difference in start dates will not have a material effect on the performance graph. Stock price performance, presented monthly for the period from March 31, 1997 through December 31, 1997 is not necessarily indicative of future results.

        Measurement Period                             The Nasdaq Stock      Nasdaq Non-
      (Fiscal Year Covered)                AHL              Market        Financial Stocks
Mar97                                          100.00             100.00             100.00
Apr97                                           95.00             103.10             103.30
May97                                          122.50             114.80             115.80
Jun97                                          155.00             118.30             118.50
Jul97                                          171.25             130.80             131.60
Aug97                                          181.25             130.60             131.40
Sep97                                          182.50             138.30             138.90
Oct97                                          178.75             131.20             130.40
Nov97                                          207.50             131.80             130.20
Dec97                                          246.25             129.70             125.80

     THE STOCK PRICE PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE ACTS EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACT.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission certain reports, and to furnish copies thereof to the Company, with respect to each such person's beneficial ownership of the Company's equity securities. Based solely upon a review of the copies of such reports furnished to the Company and certain representations of such persons, the Company believes that all filings were timely except: (a) Mr. Argenbright filed a Form 4 reporting his disposition of 353,430 shares of Common Stock approximately eight days late; (b) Mr. Melville filed a Form 4 reporting the acquisition of 2,000 shares of Common Stock and 1,125 shares of Common Stock approximately eight days date; (c) Mr. Patterson filed a Form 3 reporting his beneficial ownership of Common Stock approximately three months late; and (d) Messrs. McCullough and Melville each filed a Form 5 reporting the grant of certain options approximately one month late.

ANNUAL REPORT TO SHAREHOLDERS

     The Annual Report of the Company for the year ended December 31, 1997, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY HOLDER OF COMMON STOCK OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 20, 1998, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT EXHIBITS THERETO. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Request for copies of the Company's Annual Report on Form 10-K should be mailed to:

                               AHL Services, Inc.
                            3353 Peachtree Road, NE
                                   Suite 1120
                             Atlanta, Georgia 30326
                         Attention: Corporate Secretary

SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Company on or before December 12, 1998 to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

OTHER MATTERS

     The Board of Directors knows of no other matters to be brought before the Annual Meeting.

EXPENSES OF SOLICITATION

     The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's Common Stock.

                                          By Order of the Board of Directors,

                                          /s/ DAVID L. GAMSEY
                                          David L. Gamsey
                                          Secretary

Atlanta, Georgia
March 31, 1998

                               AHL SERVICES, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                ON MAY 14, 1998

    The undersigned hereby appoints David L. Gamsey and Edwin R. Mellett and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of AHL Services, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Thursday, May 14, 1998, at 9:00 a.m., local time, at the Swissotel, 3391 Peachtree Road, N.E., Atlanta, Georgia 30326, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

1.  To elect two (2) directors to serve until the 2001 Annual Meeting of
    Shareholders:

    [ ] FOR the nominees listed                           [ ] WITHHOLD AUTHORITY to vote for the nominee listed

    To serve until the 2001 Annual Meeting of Shareholders:

            Edwin R. Mellett
            Hamish Leslie Melville

2.  To approve the amendments to the 1997 Stock Incentive Plan (the
    "Amendments"):

   [ ] FOR approval of the Amendments  [ ] WITHHOLD AUTHORITY to vote for approval of the
                                                              Amendments

3. To ratify appointment of Arthur Andersen LLP as the Company's independent public accountants:

    [ ] FOR the ratification of Arthur Andersen LLP    [ ] WITHHOLD AUTHORITY to
   vote for ratification of the appointment of
                                                   Arthur Andersen LLP.

                   (Continued and to be signed on other side)

                          (Continued from other side)

    THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ABOVE-STATED PROPOSALS.

                                                Date:

                                               --------------------------------,
                                                1998

                                                --------------------------------

                                                --------------------------------

                                                Please sign exactly as your name
                                                or names appear hereon. For more
                                                than one owner as shown above,
                                                each should sign. When signing
                                                in a fiduciary or representative
                                                capacity, please give full
                                                title. If this proxy is
                                                submitted by a corporation, it
                                                should be executed in the full
                                                corporate name by a duly
                                                authorized officer, if a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 14, 1998. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.